Exhibit 2


                              FIRST AMENDMENT
                                    TO
                        AGREEMENT AND PLAN OF MERGER

     First Amendment, dated as of December 22, 1999 (the "Amendment"), to the Agreement and Plan of Merger, dated as of June 1, 1999 (the "Agreement"), between Peoples Heritage Financial Group, Inc. ("PHFG") and Banknorth Group, Inc.

                                 WITNESSETH

     WHEREAS, pursuant to Section 7.5 of the Agreement, the parties to the Agreement desire to amend the Agreement;

     NOW THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1.   Amendment.

     (a) Section 7.1(c) of the Agreement is hereby amended by deleting the words "and the time period for appeals and requests for reconsideration has run,".

     (b) Section 7.1(e) of the Agreement is hereby amended by changing the date set forth therein from April 1, 2000 to May 31, 2000.

     (c)  The following paragraph is added at the end of Section 7.1 of the
          Agreement:

     "Peoples Heritage agrees to pay to Banknorth, upon demand, the amount of $5 million in immediately available funds in the event that Banknorth terminates the Agreement pursuant to Section 7.1(c) or (e). Such payment shall be made within two business days of any such demand by Banknorth."

     2. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

     3.   Governing Law.   This Amendment shall be governed by and construed
in accordance with the laws the State of Maine applicable to agreements made and entirely to be performed within such State.

     4.   Counterparts.   This Amendment may be executed in any number of
counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers as of the day and year first above written.

                                        PEOPLES HERITAGE FINANCIAL

Attest:                                  GROUP, INC.



/s/ Carol L. Mitchell                   By: /s/ William J. Ryan
_______________________________             ________________________________

Name:  Carol L. Mitchell                    Name:  William J. Ryan
Title: Executive Vice President,            Title: Chairman, President and
         General Counsel and Secretary               Chief Executive Officer



                                         BANKNORTH GROUP, INC.
Attest:


/s/ Thomas J. Pruitt                     By: /s/ William H. Chadwick
________________________________             _______________________________
Name: Thomas J. Pruitt                       Name:  William H. Chadwick
Title:   Executive Vice President            Title: President and Chief
         and Chief Financial Officer                   Executive Officer




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